Exhibit 14
STANDARDS
OF
BUSINESS CONDUCT
January 2016

Directors, officers, and employees of Trecora Resources and its subsidiaries are expected to review these policies periodically and apply them to all of their work.

ETHICS POLICY
The policy of Trecora Resources is to comply with all governmental laws, rules, and regulations applicable to its business.  The Company's Ethics policy does not stop there. Even where the law is permissive, the Company chooses the course of highest integrity.  Local customs and traditions differ from place to place, and this must be recognized. But honesty is not subject to criticism in any culture.  Shades of dishonesty simply invite demoralizing and reprehensible judgments.  A well-founded reputation for scrupulous dealing is itself a priceless corporate asset.  The Company cares how results are obtained, not just that they are obtained.  Directors, officers, and employees should deal fairly with each other and with the Company's suppliers, customers, competitors, and other third parties.  The Company expects compliance with its standard of integrity throughout the organization and will not tolerate directors, officers, or employees who achieve results at the cost of violation of law or who deal unscrupulously.  The Company's directors and officers support, and expect the Company's employees to support, any employee who passes up an opportunity or advantage that would sacrifice ethical standards.  It is the Company's policy that all transactions will be accurately reflected in its books and records.  This, of course, means that falsification of books and records and the creation or maintenance of any off-the-record bank accounts are strictly prohibited.  Employees are expected to record all transactions accurately in the Company's books and records, and to be honest and forthcoming with the Company's internal and independent auditors.  The Company expects candor from employees at all levels and adherence to its policies and internal controls.  One harm which results when employees conceal information from higher management or the auditors is that other employees think they are being given a signal that the Company's policies and internal controls can be ignored when they are inconvenient.  That can result in corruption and demoralization of an organization.  The Company's system of management will not work without honesty, including honest bookkeeping, honest budget proposals, and honest economic evaluation of projects.  It is the Company's policy to make full, fair, accurate, timely, and understandable disclosure in reports and documents that the Company fi les with the United States Securities and Exchange Commission, and in other public communications.  All employees are responsible for reporting material information known to them to higher management so that the information will be available to senior executives responsible for making disclosure decisions.

CONFLICTS OF INTEREST POLICY
It is the policy of Trecora Resources that directors, officers, and employees are expected to avoid any actual or apparent conflict between their own personal interests and the interests of the Company.  A conflict of interest can arise when a director, officer, or employee takes actions or has personal interests that may interfere with his or her objective and effective performance of work for the Company.  For example, directors, officers, and employees are expected to avoid actual or apparent conflict in dealings with suppliers, customers, competitors, and other third parties.  Directors, officers, and employees are expected to refrain from taking for themselves opportunities discovered through their use of corporate assets or through their positions with the Company.  Directors, officers, and employees are expected to avoid securities transactions based on material, nonpublic information learned through their positions with the Company.  Directors, officers, and employees are expected to refrain from competing with the Company.

CONFIDENTIALITY POLICY
It is the policy of Trecora Resources that directors, officers, and employees are expected to maintain the confidentiality of information entrusted to them by the Company or its customers, excepted where disclosure is authorized or legally mandated.  Confidential information includes all non-public information that might be of use to competitors, or harmful to the Company or its customers, if disclosed.

FAIR DEALING POLICY
It is the policy of Trecora Resources that directors, officers, and employees are expected to endeavor to deal fairly with the Company's customers, suppliers, competitors and employees.  None should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other unfair dealing practice.

CORPORATE ASSETS POLICY
It is the policy of Trecora Resources that directors, officers, and employees are expected to protect the assets of the Company and use them efficiently to advance the interests of the Company.  Those assets include tangible assets and intangible assets, such as confidential information of the Company.  No director, officer, or employee should use or disclose at any time during or subsequent to employment or other service to the Company, without proper authority or mandate, confidential information obtained from any source in the course of the Company's business.  Examples of confidential information include nonpublic information about the Company's plans, earnings, financial forecasts, business forecasts, discoveries, competitive bids, technologies, and personnel.

DIRECTORSHIPS POLICY
It is the policy of Trecora Resources to prohibit the acceptance by any officer or employee of such directorships that would involve a conflict of interest with, or interfere with, the discharge of the officer's or employee's duties to the Company.  Any officer or employee may hold directorships in nonaffiliated, nonprofit organizations, unless such directorships would involve a conflict of interest with, or interfere with, the discharge of the officer's or employee's duties to the Company, or obligate the Company to provide support to the nonaffiliated, nonprofit organizations.  Officers and employees may serve as directors of affiliated companies and such service may be part of their normal work assignments.  All directorships in public companies held by directors of the Company are subject to review and approval by the Board of Directors of the Company. In all other cases, directorships in nonaffiliated, for-profit organizations are subject to review and approval by the management of the Company, as directed by the Chairman.

GIFTS AND ENTERTAINMENT POLICY
It is the policy of Trecora Resources to base commercial decisions on commercial criteria.  That policy serves the Company's business interests and fosters constructive relationships with organizations and individuals doing business, or seeking to do business, with the Company.  In many cultures, those constructive relationships may include incidental business gifts and entertainment.  Directors, officers, employees, and third parties acting on behalf of the Company providing or receiving third party gifts and entertainment in their corporate capacities are expected to exercise good judgment in each case, taking into account pertinent circumstances, including the character of the gift or entertainment, its purpose, its appearance, the positions of the persons providing and receiving the gift or entertainment, the business context, reciprocity, and applicable laws and social norms.  Gifts and entertainment must not be intended to create an improper advantage for the Company.  All expenditures for gifts and entertainment provided by the Company must be accurately recorded in the books and records of the Company.

ANTI-CORRUPTION POLICY
It is the policy of Trecora Resources that directors, officers, employees, and third parties acting on its behalf are prohibited from offering or paying, directly or indirectly, any bribe to any employee, official, or agent of any government, commercial entity, or individual in connection with the business or activities of the Company.  A bribe for purposes of this policy is any money, goods, services, or other thing of value offered or given with the intent to gain any improper advantage for the Company.   No director, officer, employee, or third party should assume that the Company's interest ever requires otherwise.

POLITICAL ACTIVITIES POLICY
It is the policy of Trecora Resources to refrain from making contributions to political candidates and political parties, except as permitted by applicable laws and authorized by the Board of Directors.  It is the Company's policy to communicate information and views on issues of public concern that have an important impact on the Company.  The Company considers that registering and voting, contributing financially to the party or candidate of one's choice, keeping informed on political matters, serving in civic bodies, and  campaigning and office holding at local, state, and national levels are important rights and responsibilities of the citizens of a democracy.  Directors, officers, and employees engaging in political activities are expected to do so as private citizens and not as representatives of the Company.  Personal, lawful, political contributions and decisions not to make contributions will not influence compensation, job security, or opportunities for advancement.

ANTITRUST POLICY
It is the policy of Trecora Resources that directors, officers, and employees are expected to comply with the antitrust and competition laws of the United States and with those of any other country or group of countries which are applicable to the Company's business.  No director, officer, or employee should assume that the Company's interest ever requires otherwise.

PROCEDURES & OPEN DOOR COMMUNICATION
Trecora Resources and its subsidiaries encourage employees to ask questions, voice concerns, and make appropriate suggestions regarding the business practices of the Company. Employees are expected to report promptly to management suspected violations of law, the Company's policies, and the Company's internal controls, so that management can take appropriate corrective action. The Company promptly investigates reports of suspected violations of law, policies, and internal control procedures. Management is ultimately responsible for the investigation of and appropriate response to reports of suspected violations of law, policies, and internal control procedures. The Audit Committee has primary responsibility for investigating violations of the Company's internal controls, with assistance from others, depending on the subject matter of the inquiry. The persons who investigate suspected violations are expected to exercise independent and objective judgment.  Normally, an employee should discuss such matters with the employee's immediate supervisor. Each supervisor is expected to be available to subordinates for that purpose. If an employee is dissatisfied following review with the employee's immediate supervisor, that employee is encouraged to request further reviews, in the presence of the supervisor or otherwise. Reviews should continue to the level of management appropriate to resolve the issue. Depending on the subject matter of the question, concern, or suggestion, each employee has access to alternative channels of communication, for example, the third party hotline, the Audit Committee or the General Counsel.  If an employee continues to be dissatisfied after following the above procedure, they are encouraged to report the issue through the third party hotline via telephone at 855-798-0962 or via web at reportlineweb.com/trec.  Suspected violations of law or the Company's policies involving a director or executive officer, as well as any concern regarding questionable accounting or auditing matters, should be referred directly to the Audit Committee. The Audit Committee will initially review all issues involving directors or executive officers, and will then refer all such issues to the Board of Directors of Trecora Resources.  Employees may also address communications to individual non-employee directors or to the non-employee directors as a group by writing them at Trecora Resources, c/o Germer Gertz, LLP, Attn:  Charles Goehringer, Jr., P.O. Box 4915, Beaumont, Texas 77704 or such other addresses as the Company may designate and publish from time to time.

COMPLIANCE WITH INSIDER TRADING LAWS
Trecora Resources expects all of its directors, officers and employees to comply with the insider trading laws of the United States.  The Company recognizes and understands that insider trading is unethical and illegal, and should be dealt with decisively.

Trecora Resources
1650 Hwy 6 S, Suite 190
Sugar Land, Texas 77478